EX-4.y
                                                                         JACKSON
                                                 NATIONAL LIFE INSURANCE COMPANY
                                                                 A STOCK COMPANY


              JOINT FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT
            WITH BONUS, GUARANTEED WITHDRAWAL BALANCE ADJUSTMENT AND
                           ANNUAL STEP-UP ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE OF THE CONTRACT, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

THE CONTRACT IS AMENDED AS FOLLOWS:

1) The following language is added to the CONTRACT DATA PAGE of the Contract:

"Please note that due to Your selection of this Guaranteed Minimum Withdrawal Benefit, You cannot make any allocations to the Indexed Fixed Option, if available under Your Contract.

GUARANTEED MINIMUM WITHDRAWAL
BENEFIT (GMWB) CHARGE:

                    On a quarterly basis, the charge equals [0.3125]% of the Guaranteed Withdrawal Balance (GWB) and is deducted from the Contract Value (i) at the end of each Contract Quarter; and
                    (ii) upon termination of the GMWB. Upon step-up on or after the [5th] Contract Anniversary following the effective date of this endorsement, the Company reserves the right to increase the GMWB Charge percentage, subject to a maximum GMWB Charge percentage, on a quarterly basis, of [0.4625]%.

                    The GMWB Charge will be discontinued upon the earlier of the termination of this benefit or the date on which the Contract Value equals zero."

2) The following language is added to the DEFINITIONS section of the Contract:

"BENEFIT DETERMINATION BASELINE (BDB). The value used to determine whether the GAWA% will increase upon step-up.

BONUS PERIOD. The Bonus Period begins on the effective date of this endorsement and will re-start at the time the bonus base is increased due to a step-up if the step-up occurs on or before the Contract Anniversary immediately following the youngest Covered Life's [80th] birthday. The Bonus Period ends on the earlier of (a) the [10th] Contract Anniversary following the beginning of the most recent Bonus Period, or (b) the date on which the Contract Value falls to zero as the result of a partial withdrawal or deduction of charges.

CONTRACT ANNIVERSARY. Each one-year anniversary of the Issue Date.

7588                                                      1
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CONTRACT  QUARTER.  The  three-month  period  beginning on the Issue Date or any
Contract Quarterly Anniversary.

CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

COVERED LIFE. On Qualified Plan contracts, the Owner and the primary spousal Beneficiary named as of the effective date of this endorsement will each be considered a Covered Life. On Nonqualified Plan contracts, the Joint Owners will each be considered a Covered Life. The Covered Lives may not be subsequently changed.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the exception stated in this endorsement, for the guarantee to remain fully effective.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (GAWA%). The percentage upon which the GAWA is based.

GUARANTEED WITHDRAWAL BALANCE (GWB). The value upon which the GMWB Charge and other GMWB values are based.

GWB ADJUSTMENT DATE. The later of (a) the Contract Anniversary on or immediately following the youngest Covered Life's [70th] birthday, or (b) the [10th] Contract Anniversary following the effective date of this endorsement.

REQUIRED MINIMUM DISTRIBUTION (RMD). For certain qualified contracts, the Required Minimum Distribution is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only."

3) The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date, for 1) the lifetime of the last surviving Covered Life if the For Life Guarantee is in effect or 2) if the For Life Guarantee is not in effect, until the earlier of the death of the Owner (or any Joint Owner) or until the GWB is depleted, regardless of the performance of the Investment Divisions/Portfolios or level of the Contract Value. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the GAWA or the RMD. Withdrawals under the GMWB are non-cumulative; therefore if the Owner does not take the GAWA or the RMD in one year, the Owner may not take more than the greater of the GAWA or the RMD as a guaranteed withdrawal in subsequent years. On each Contract Anniversary following the effective date of this endorsement, the GWB will automatically "step up" to the highest quarterly Contract Value if the highest quarterly Contract Value is greater than the GWB.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or any other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals.

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

A partial withdrawal in excess of the Withdrawal Value (if applicable) will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

If the age of either Covered Life is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered the GWB and GAWA will be re-calculated based on the GAWA% applicable at the correct age. If the age at election of either Covered Life falls outside the allowable age range, the GMWB will be null and void and all GMWB Charges will be refunded.

ASSESSMENT OF GMWB CHARGE.

The GMWB Charge is as specified above. This charge will be deducted at the end of each Contract Quarter on a pro rata basis from the Separate Account Contract Value and the Fixed/Guaranteed Account Contract Value. GMWB Charges applied to the Separate Account Contract Value result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge.

GUARANTEED WITHDRAWAL BALANCE.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of [$5,000,000.00]:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.
2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges that would be assessed on a full withdrawal.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the greater of the GAWA or the RMD during any Contract Year, the GWB may be reduced by an amount greater than the partial withdrawal.

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GWB is equal to the greater of:
     a.   the GWB prior to the partial  withdrawal less the partial  withdrawal;
          or
     b.   zero.

7588                                                      3

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the RMD, and the GWB is equal to the greater of:
     a. the GWB prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or
     b.   zero.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT.

The GAWA% is the percentage upon which the GAWA is based and is defined in the table below:

            ---------------------------------- --------------------
                      Attained Age                    GAWA%
            ---------------------------------- --------------------
            ---------------------------------- --------------------
                         [45-62                        4%
            ---------------------------------- --------------------
            ---------------------------------- --------------------
                          63-74                        5%
            ---------------------------------- --------------------
            ---------------------------------- --------------------
                          75-80                        6%
            ---------------------------------- --------------------
            ---------------------------------- --------------------
                           81+                         7%]
            ---------------------------------- --------------------

The GAWA% is determined at the earlier of: 1) the time of the first  withdrawal,
2) the date that the Contract Value reduces to zero, 3) the date that the GMWB endorsement is continued by a spousal Beneficiary who is not a Covered Life, or
4) upon election of the Joint Life Income of the GAWA Income Option. The GAWA% is based on the youngest Covered Life's attained age at the time of determination. The GAWA is equal to the GAWA% multiplied by the GWB at the time of determination.

With each subsequent Premium received after the GAWA% is determined, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus the GAWA% multiplied by the subsequent Premium payment, net of any applicable premium taxes, or the GAWA% multiplied by the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD and the For Life Guarantee is effective, the GAWA will be unchanged.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD and the For Life Guarantee is not effective, the GAWA is the lesser of:
     a.   the GAWA prior to the partial withdrawal; or
     b.   the GWB after the partial withdrawal.
3. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD and the For Life Guarantee is effective, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the RMD, and the GAWA is reduced in the same proportion as the Contract Value is reduced for the excess withdrawal.

7588                                                      4

4. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD and the For Life Guarantee is not effective, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the RMD, and the GAWA is the lesser of:
     a. the GAWA prior to the partial withdrawal, reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or
     b.   the GWB after the partial withdrawal.

BENEFIT DETERMINATION BASELINE.

On the effective date of this endorsement, the BDB is determined as follows:

1. If the effective date of this endorsement is the Issue Date of the Contract, the BDB equals the initial Premium net of any applicable premium taxes.
2. If the effective date of this endorsement is after the Issue Date of the Contract, the BDB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges that would be assessed on a full withdrawal.

With each subsequent Premium received after this endorsement is effective, the BDB will be recalculated to equal the BDB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes.

No adjustment is made to the BDB for partial withdrawals.

GUARANTEED WITHDRAWAL BALANCE BONUS.

A bonus will be applied to the GWB at the end of each Contract Year during the Bonus Period if no withdrawals are taken during that Contract Year.

At the time the bonus is applied:

1. The GWB equals the GWB prior to the application of the bonus plus [7%] of the bonus base, subject to a maximum of [$5,000,000.00].
2. If the bonus is applied after the first withdrawal, the GAWA is the greater of:
     a.   the GAWA% multiplied by the new GWB; or
     b.   the GAWA prior to the bonus.

The bonus base is determined as follows:

On the effective date of this endorsement, the bonus base is equal to the GWB.

With each subsequent Premium received after this endorsement is effective, the bonus base will be recalculated to equal the bonus base prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to a maximum of [$5,000,000.00].

Partial withdrawals will affect the bonus base as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the bonus base will be unchanged.

7588                                                      5

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the bonus base is set equal to the lesser of the GWB following the partial withdrawal or the bonus base prior to the partial withdrawal.

The GWB bonus provision is terminated on the date the GMWB endorsement is terminated.

GUARANTEED WITHDRAWAL BALANCE ADJUSTMENT

If no withdrawals are taken on or prior to the GWB Adjustment Date, the Owner is eligible for the GWB adjustment.

At the time the GWB adjustment is applied, the GWB will be set equal to the greater of the current GWB or the GWB adjustment, subject to a maximum of [$5,000,000.00]. The Guaranteed Withdrawal Balance Bonus will not be adjusted at the time the GWB adjustment is applied.

The GWB adjustment is determined as follows:

On the effective date of this endorsement, the GWB adjustment is equal to [200%] of the GWB, subject to a maximum of [$5,000,000.00].

With each subsequent Premium received after this endorsement is effective and prior to the first Contract Anniversary following the effective date of this endorsement, the GWB adjustment is recalculated to equal the GWB adjustment prior to the Premium payment plus [200%] of the amount of the Premium payment, net of any applicable premium taxes, subject to a maximum of [$5,000,000.00].

With each subsequent Premium received on or after the first Contract Anniversary following the effective date of this endorsement, the GWB adjustment is recalculated to equal the GWB adjustment prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to a maximum of [$5,000,000.00].

The GWB adjustment provision is terminated on the GWB Adjustment Date, the date the Contract Value is reduced to zero, the date this GMWB endorsement is terminated, or the date this GMWB endorsement is continued by a spousal Beneficiary who is not a Covered Life.

FOR LIFE GUARANTEE.

While the Contract is still in force with a Contract Value greater than zero and before the Income Date, the For Life Guarantee becomes effective on the later of:

1. the Contract Anniversary on or immediately following the youngest Covered Life's attained age [59 1/2]; or
2.   the effective date of this endorsement. 1.

7588                                                      6

If the For Life Guarantee becomes effective after the GAWA% is determined, the GAWA is reset to equal the GAWA% multiplied by the current GWB.

The For Life Guarantee is terminated when this GMWB endorsement is terminated or if this GMWB endorsement is continued by a spousal Beneficiary who is not a Covered Life.

CONTRACT VALUE REDUCES TO ZERO.

If the Contract Value is reduced to zero, all other rights under the Contract cease, no subsequent Premium payments will be accepted, and all other endorsements are terminated without value. The Bonus Period is terminated and no further bonuses are applied.

If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the youngest Covered Life's attained age at the time the Contract Value falls to zero and the GAWA will be equal to the GAWA% multiplied by the GWB.

If the For Life Guarantee is effective, the Owner will receive annual payments of the GAWA until the death of the last surviving Covered Life. Upon the death of the last surviving Covered Life, all payments will cease. No death benefit or Earnings Protection Benefit will apply.

If the For Life Guarantee is not effective, the Owner will receive annual payments of the GAWA until the earlier of the depletion of the GWB or the death of the Owner or the death of any Joint Owner if earlier. The last payment will not exceed the remaining GWB at the time of payment. Upon the death of the Owner or the death of any Joint Owner or the depletion of the GWB, all payments will cease and Spousal Continuation is not available. No death benefit or Earnings Protection Benefit will apply.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted.

GUARANTEED WITHDRAWAL BALANCE STEP-UP.

On each Contract Anniversary following the effective date of this endorsement, the GWB will automatically step up to the highest quarterly Contract Value if the highest quarterly Contract Value is greater than the GWB.

Upon step-up on or after the [5th] Contract Anniversary following the effective date of this endorsement, the Company reserves the right to prospectively increase the GMWB Charge percentage, subject to the maximum GMWB Charge percentage indicated in this endorsement. You will be notified in advance of a GMWB Charge percentage increase and may elect to discontinue the automatic step-ups. You may subsequently elect to reinstate the GWB step-up provision at the then current GMWB Charge percentage. All requests will be effective on the Contract Anniversary following receipt of the request in Good Order.

7588                                                      7

The highest quarterly Contract Value is equal to the highest of the quarterly adjusted Contract Values from the four most recent Contract Quarterly Anniversaries, including the Contract Anniversary upon which the step-up is determined.

The quarterly adjusted Contract Value is equal to the Contract Value on the Contract Quarterly Anniversary, plus any Premium paid subsequent to that Contract Quarterly Anniversary, net of any applicable premium taxes, adjusted for any partial withdrawals taken subsequent to that Contract Quarterly Anniversary.

Partial withdrawals will affect the quarterly adjusted Contract Value as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the quarterly adjusted Contract Value is equal to the greater of:
     a. the quarterly adjusted Contract Value prior to the partial withdrawal less the partial withdrawal; or
     b.   zero.

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the RMD, and the quarterly adjusted Contract Value is equal to the greater of:

     a. the quarterly adjusted Contract Value prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or
     b.   zero.

At the time of step-up:

1. The GWB is set equal to the highest quarterly Contract Value, subject to a maximum of [$5,000,000.00].
2. The bonus base will automatically step up to the new GWB if the new GWB is greater than the bonus base.
3.   The BDB equals the greater of:
     a.   The highest quarterly Contract Value; or
     b.   The BDB prior to the step-up.

If the step-up occurs after the GAWA% is determined:

1. If the highest quarterly Contract Value is greater than the BDB prior to the step-up and the For Life Guarantee is still in effect, the GAWA% is re-determined based on the attained age of the youngest Covered Life.
2.   The GAWA is the greater of:
     a.   the GAWA% (as re-determined, if applicable) multiplied by the new GWB;
          or
     b.   the GAWA prior to the step-up."

4) The  following  language  is added to the  DEATH  BENEFIT  PROVISIONS  of the
Contract:

"Upon the death of the Owner or the death of any Joint Owner, while the Contract is still in force, the GMWB terminates without value, unless continued by the spouse.

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

Upon continuation of the Contract by the surviving Covered Life, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. The GAWA will continue to be determined in accordance with the rules described under the Guaranteed Annual Withdrawal Amount provision and will be based on the youngest Covered Life's attained age. The GWB adjustment will apply in accordance with the Guaranteed Withdrawal
Balance Adjustment provision and will continue to be based on the original youngest Covered Life's attained age. Step-ups will continue as permitted in accordance with the rules described under the Guaranteed Withdrawal Balance Step-Up provision. Bonuses will continue to apply in accordance with the rules described in the Guaranteed Withdrawal Balance Bonus provision. Contract Years and Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date and the effective date of this endorsement will continue to be the original endorsement effective date. The Bonus Period will continue to be based on the original effective date of this endorsement or the most recent bonus base step-up, if applicable. The latest date upon which the Bonus Period can re-start will continue to be based on the original youngest Covered Life's attained age.

Upon continuation of the Contract by a surviving spouse who is not a Covered Life, the spouse may elect to terminate the GMWB on the Continuation Date and thereafter no GMWB Charge will be assessed. If the spouse does not make such election on the Continuation Date, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. All conditions upon continuation of the GMWB (as described above) will apply except that the For Life Guarantee and Guaranteed Withdrawal Balance Adjustment provision are null and void. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the original youngest Covered Life's attained age on the continuation date and the GAWA will be equal to the GAWA% multiplied by the GWB and will not change on future step-ups."

5) The following language is added to the INCOME PROVISIONS of the Contract:

"On the Latest Income Date if the For Life Guarantee is in effect, in addition to the Income Options available under the Contract, the following Income Option may be elected:

JOINT LIFE INCOME OF THE GAWA. The Owner is entitled to receive payments of a fixed dollar amount payable during the lifetime of the last surviving Covered Life. The total annual amount payable under this option will equal the GAWA in effect at the time of election of this option. This amount will be paid in the frequency (not less than annually) that the Owner elects. No further annuity payments are payable after the death of the last surviving Covered Life, and there is no provision for a death benefit payable to the Beneficiary. Therefore, it is possible for only one annuity payment to be made under this Income Option if both Covered Lives die before the due date of the second payment. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the youngest Covered Life's attained age at the time of election of this Income Option and the GAWA will be equal to the GAWA% multiplied by the GWB.

7588                                                     9

On the Latest Income Date if the For Life Guarantee is not in effect, in addition to the Income Options available under the Contract, the following Income Option may be elected:

SPECIFIED PERIOD INCOME OF THE GAWA. The Owner is entitled to receive payments of a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. Upon each payment, the GWB will be reduced by the payment amount. The total annual amount payable under this option will equal the GAWA in effect at the time of election of this option, but will not exceed the remaining GWB. This amount will be paid over the determined number of years in the frequency (not less than annually) that the Owner elects. If, at the death of the Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This option may not be available on certain Qualified Plans."

TERMINATION OF THE GMWB. The GMWB will terminate, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge, and all benefits under this endorsement will cease on the earlier of:

1.   the date the Owner elects to receive income payments under the Contract;
2.   the date of a full surrender;
3. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse;
4. the Continuation Date if the surviving spouse elects to terminate the GMWB and the spouse is permitted under the terms of this endorsement to make such election; and
5. the date upon which all obligations for payment under this endorsement have been satisfied after the Contract has been terminated.

Endorsement effective date (if different from Issue Date of the Contract):

                                         Signed for the
                                         Jackson National Life Insurance Company
                                         CLARK P. MANNING
                                         Clark P. Manning, Jr.
                                         President and Chief Executive Officer


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